Exhibit 4.2

          THIS FIRST AMENDMENT TO THE PLEDGE AGREEMENT, dated as of June 30, 2010 (this “Amendment”), among XL Capital Ltd, a Cayman Islands exempted limited company (“XL-Cayman”), XL Company Switzerland GmbH, a limited liability company incorporated under the laws of Switzerland (“XL-Switzerland”), and The Bank of New York Mellon, a New York banking corporation, not individually but solely as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), as custodial agent (in such capacity, together with its successors in such capacity, the “Custodial Agent”), as securities intermediary with respect to the Collateral Account (in such capacity, together with its successors in such capacity, the “Securities Intermediary”), in each case pursuant to the Pledge Agreement (as hereafter referred to), and as purchase contract agent and as attorney-in-fact of the Holders from time to time of the Units (in such capacity, together with its successors in such capacity, the “Purchase Contract Agent”, and in all such capacities collectively, the “Agents”) pursuant to the Purchase Contract Agreement.

          WHEREAS, XL-Cayman and the Agents executed and delivered a Pledge Agreement, dated as of August 5, 2008 (the “Pledge Agreement”);

          WHEREAS, XL-Cayman and the Purchase Contract Agent executed and delivered a Purchase Contract Agreement, dated as of August 5, 2008, as amended and supplemented by the First Supplement to the Purchase Contract Agreement, dated as the date hereof (the “Purchase Contract Agreement”), to provide for the execution and delivery of the Purchase Contracts and Certificates related to the Normal Units and the Stripped Units (collectively, the “Units”);

          WHEREAS, concurrently with the execution and delivery of this Amendment, XL-Cayman is transferring substantially all of its assets, including all of the Collateral, to XL-Switzerland (the “Succession Event”);

          WHEREAS, as a condition to the Succession Event, Section 9.1 of the Purchase Contract Agreement requires, among other things, that XL-Switzerland execute and deliver one or more supplemental agreements to expressly assume all the obligations of XL-Cayman under the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement;

          WHEREAS, Section 9.1(i) and (ii) of the Pledge Agreement authorizes XL-Cayman and the Agents to enter into an amendment without the consent of any Holders or holders of any Separate Notes to, respectively, (a) evidence the succession of another Person to XL-Cayman, and the assumption of any such successor of the covenants of XL-Cayman and (b) add to the covenants of XL-Cayman for the benefit of the Holders or holders of any Separate Notes so long as such covenants do not adversely affect the validity, perfection or priority of the security interests granted or created under the Pledge Agreement;

          WHEREAS, XL-Switzerland and XL-Cayman desire to enter into an amendment to the Pledge Agreement pursuant to the terms of Section 9.1(i) and (ii) thereof;

          WHEREAS, the changes to the Pledge Agreement set forth in this Supplemental Agreement do not adversely affect the validity, perfection or priority of the security interests granted or created under the Pledge Agreement;

          WHEREAS, XL-Switzerland and XL-Cayman have requested that the Agents execute and deliver this Amendment; and

          NOW THEREFORE, in consideration of their mutual promises, XL-Switzerland and XL-Cayman covenant and agree with the Agents as follows:

ARTICLE I

DEFINITIONS

          Section 1.1 Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Pledge Agreement has the same meaning when used in this Amendment;

(b) a term defined anywhere in this Amendment has the same meaning throughout;

(c) the terms defined in this Amendment include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter gender;

(d) all accounting terms not otherwise defined in this Amendment have the meaning assigned to them in accordance with generally accepted accounting principles in the United States;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision;

(f) the Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

          Section 2.1 Each of XL-Switzerland and XL-Cayman represents and warrants that the Succession Event constitutes the transfer of substantially all XL-Cayman’s assets to XL-Switzerland.

ARTICLE III

ASSUMPTION OF OBLIGATIONS

          Section 3.1 Assumption. XL-Switzerland hereby expressly assumes all the obligations of XL-Cayman under the Pledge Agreement.

          Section 3.2 Acceptance by Agents. The Agents accept this Amendment and agree to execute their duties and responsibilities as hereby amended and supplemented upon the terms and conditions set forth in the Pledge Agreement, including without limitation the terms and provisions defining and limiting the liabilities and responsibilities of the Agents, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of its duties created by the Pledge Agreement as hereby amended; and without limiting the generality of the foregoing, XL-Switzerland affirms its rights and responsibilities with respect to the Agents under Section 8.6 of the Pledge Agreement.

ARTICLE IV

SUCCESSION

          Section 4.1 Succession. Upon the consummation of the Succession Event, XL-Switzerland shall succeed to XL-Cayman under the Pledge Agreement, with the same effect as if XL-Switzerland had been named as the “Company” in the Pledge Agreement.

          Section 4.2 Co-Obligor. Upon XL-Switzerland’s succession to XL-Cayman under the Pledge Agreement pursuant to Section 4.1 herein, XL-Cayman (a) agrees to be held jointly and severally liable for any and all obligations of XL-Switzerland under the Pledge Agreement and (b) acknowledges it will no longer have any rights, title or interest in the Collateral.

ARTICLE V

CONCERNING ORDINARY SHARES

          Section 5.1 References to Ordinary Shares. From and after the date hereof, references in the Pledge Agreement to the delivery, issuance or purchase of the Ordinary Shares of the Company in connection with the settlement of Purchase Contracts shall be deemed to refer to the delivery, issuance or purchase of any such securities, cash or property that the Holders of Units are entitled to receive upon settlement of such Purchase Contracts taking into account, among other things, any conversion of the Ordinary Shares covered by each Purchase Contract pursuant to Section 5.6(b)(i) of the Purchase Contract Agreement.

ARTICLE VI

NOTICE TO PARTIES

          Section 6.1 Notices. Pursuant to Section 10.4 of the Pledge Agreement, all notices, requests, instructions, consents and other communications provided for in the Pledge Agreement, as amended and supplemented hereby, shall be given or made in writing (including, without limitation, by telecopy) as set forth in Section 10.4 of the Pledge Agreement, or, if sent to XL-Switzerland, will be mailed, delivered or telecopied to XL House, One Bermudiana Road, Hamilton, HM 08, Bermuda (facsimile: 441-292-5280), Attention: Manager.

ARTICLE VII

MISCELLANEOUS

          Section 7.1 Ratification of Pledge Agreement. The Pledge Agreement, as amended hereby, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Pledge Agreement in the manner and to the extent herein and therein provided.

          Section 7.2 Effectiveness. This Amendment shall become a legally effective and binding instrument upon the execution and delivery hereof by all parties hereto.

          Section 7.3 Pledge Agreement. Except as amended hereby, all provisions in the Pledge Agreement shall remain in full force and effect.

          Section 7.4 Holders of Certificates Bound. Every Holder of Certificates heretofore or hereafter authenticated, executed on behalf of the Holders and delivered under the Purchase Contract Agreement shall be bound hereby.

          Section 7.5 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

          Section 7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of XL-Cayman, XL-Switzerland, the Collateral Agent, the Custodial Agent, the Securities Intermediary and the Purchase Contract Agent, and the Holders from time to time of the Units, by their acceptance of the same, shall be deemed to have agreed to be bound by the provisions hereof and to have ratified the agreements of, and the grant of the Pledge hereunder by, the Purchase Contract Agent.

          Section 7.7 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          Section 7.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 7.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Without limiting the foregoing, the above choice of law is expressly agreed to by the Securities Intermediary, the Collateral Agent, the Custodial Agent and the Holders from time to time acting through the Purchase Contract Agent, as their attorney-in-fact, in connection with the establishment and maintenance of the Collateral Account, which law, for purposes of the Code, shall be deemed to be the law governing all Securities Entitlement related thereto. In addition, such parties agree that, for purposes of the Code, New York shall be the Securities Intermediary’s jurisdiction. The Company, the Collateral Agent and the Holders from time to time of the Units, acting through the Purchase Contract Agent as the attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Collateral Agent and the Holders from time to time of the Units, acting through the Purchase Contract Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          Section 7.10 No Waiver. No failure on the part of any party hereto or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any party hereto or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          Section 7.11 Incorporation by Reference. Each of XL-Cayman, XL-Switzerland, the Collateral Agent and the Securities Intermediary agrees that the Purchase Contract Agent is, in acting hereunder with respect to XL-Cayman and XL-Switzerland, entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it under the Purchase Contract Agreement.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, this First Amendment to the Pledge Agreement is executed as of the date first set forth above.

XL CAPITAL LTD

By:	/s/ Simon Rich

Name: Simon Rich
Title: Senior Vice President

XL COMPANY SWITZERLAND GMBH

By:	/s/ John Hume

Name: John Hume
Title: Manager

By:	/s/ Gérald Kanis

Name: Gérald Kanis
Title: Manager

THE BANK OF NEW YORK MELLON, as
Collateral Agent, Custodial Agent,
Securities Intermediary and Purchase
Contract Agent

By:	/s/ Timothy W. Casey

Name: Timothy W. Casey
Title: Senior Associate